Exhibit 99.2

  Equinix CEO Peter Van Camp to Transition into New Role of Executive Chairman over the Course of the Next Year

    FOSTER CITY, Calif.--(BUSINESS WIRE)--Oct. 25, 2006--Equinix, Inc. (Nasdaq:EQIX), the leading provider of network-neutral data centers and Internet exchange services, today announced that Peter Van Camp will transition from his role as Chairman and CEO of Equinix to Executive Chairman once a new CEO has been appointed over the course of the next year. Mr. Van Camp's decision to make this transition is based on his desire to spend more time with his wife, a three-year breast cancer survivor who is recovering from a recent bout with the disease. Equinix will initiate an external search for the CEO position, and Mr. Van Camp will remain fully engaged as CEO until the new CEO is appointed. In his future role as Executive Chairman, Mr. Van Camp will remain actively involved in developing company strategy while maintaining key relationships with investors and customers.

    "I've made an important decision for Equinix and my wife and me regarding my future role with the company," said Peter Van Camp, chairman and CEO of Equinix. "The strength of the Equinix senior management team, combined with the company's market position and momentum, gives me a great deal of confidence that we will successfully and seamlessly transition the leadership of the company to a new CEO who will continue to build on Equinix's success."

    About Equinix

    Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company's Internet Business Exchange(TM) (IBX(R)) centers in 11 markets in the U.S. and Asia, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

    This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; a failure to receive significant revenue from customers in recently-acquired data centers; failure to complete any financing arrangements contemplated from time to time; failure to receive the proceeds from our loan commitments as expected; failure to increase the debt financing on our Washington, D.C. area campus as expected; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; the results of any regulatory review of past stock option grants and practices or any litigation relating to such grants and practices; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

    Equinix and IBX are registered trademarks of Equinix, Inc.
Internet Business Exchange is a trademark of Equinix, Inc.

    CONTACT: Equinix, Inc.
             Jason Starr, 650-513-7402 (Investor Relations) jstarr@equinix.com or
             K/F Communications, Inc.
             David Fonkalsrud, 415-255-6506 (Equinix Media Contact) dave@kfcomm.com